Exhibit 10.4
NEWFIELD EXPLORATION COMPANY
AMENDED AND RESTATED
2011 ANNUAL INCENTIVE COMPENSATION PLAN

This Amended and Restated 2011 Annual Incentive Compensation (this “Amended and Restated 2011 Plan”) of Newfield Exploration Company, a Delaware corporation (the “Company”), is effective as of February 10, 2016.
Recitals:
WHEREAS, effective for the Performance Period beginning on January 1, 1993, the Board of Directors (the “Board”) of the Company adopted the 1993 Annual Incentive Plan (the “1993 Plan”), which plan had a purpose substantially similar to this Amended and Restated 2011 Plan;
WHEREAS, effective for the Performance Period beginning January 1, 2003, the Board adopted the 2003 Annual Incentive Plan (the “2003 Plan”) and terminated the 1993 Plan effective as of December 31, 2002;
WHEREAS, effective January 1, 2005, the Board adopted the First Amended and Restated 2003 Incentive Plan (“First Amended 2003 Plan”) to provide for the termination of the 2003 Plan upon a change of control, to conform the 2003 Plan to legislation affecting deferred compensation arrangements and to amend the 2003 Plan in other respects;
WHEREAS, effective July 27, 2007, the Board adopted the Second Amended and Restated 2003 Incentive Plan (the “Second Amended 2003 Plan”) to further amend and restate the First Amended 2003 Plan to incorporate certain further changes to comply with Section 409A of the Internal Revenue Code of 1986 and to conform the definition of Change of Control in the First Amended 2003 Plan to the definition used in other arrangements;
WHEREAS, effective January 1, 2011 the Board adopted the 2011 Annual Incentive Compensation Plan (the “2011 Plan”) and terminated the Second Amended 2003 Plan, with any awards granted under the 2003 Plan, the First Amended 2003 Plan or the Second Amended 2003 Plan remaining in effect in accordance with the applicable terms and conditions of such awards;
WHEREAS, effective February 10, 2016, the Compensation & Management Development Committee of the Board (the “Committee”), in accordance with the authority previously vested in it by the Board pursuant to the Committee’s charter and otherwise, approved an amendment to the 2011 Plan to specify the treatment of awards under the 2011 Plan upon the occurrence of a change in control; and
WHEREAS, the Company desires to adopt this Amended and Restated 2011 Plan to incorporate such amendment, effective February 10, 2016.

NOW, THEREFORE, in consideration of the foregoing and for the purpose described below, effective as of the date first written above, the Company hereby adopts this Amended and Restated 2011 Plan as set forth herein.
I.
Purpose
This Amended and Restated 2011 Plan is intended to provide a means whereby employees of the Company and its Subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and its Subsidiaries, to attract and retain employees of outstanding competence and ability and to encourage them to remain with and devote their best efforts to the business of the Company and its Subsidiaries, and to reward such employees for outstanding performance, thereby advancing the interests of the Company and aligning employee interests with those of the Company’s stockholders. To this end, the Amended and Restated 2011 Plan provides a means of annually rewarding participants based on the overall performance of the Company and its business units and, where appropriate, on a participant’s personal performance.
II.
Definitions
Where the following words and phrases appear in this Amended and Restated 2011 Plan, they shall have the respective meanings set forth below unless their context clearly indicates to the contrary:
a)    “Award” means an amount granted to an Eligible Employee pursuant to Article V that is payable on or before March 1 following the Performance Period.
b)    “Board” means the Board of Directors of the Company.
c)    “Change of Control” means the occurrence of any of the following:

i)	the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person);

ii)
the consummation of a merger or consolidation of the Company with another Person pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting corporation are issued in respect of the capital stock of the Company;

iii)	the Company sells, leases or exchanges all or substantially all of its assets to any other Person;

iv)	the Company is to be dissolved and liquidated;

v)
any Person, including a “group” as contemplated by Section13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

vi)	as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board.
Notwithstanding the foregoing, the definition of “Change of Control” shall not include (A) any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event, and (B) any event that is not a “change in control event” within the meaning of Section 409A.
d)    “Code” means the Internal Revenue Code of 1986, as amended.

e)	“Committee” means the Compensation & Management Development Committee of the Board.
f)    “Company” means Newfield Exploration Company and its successors.
g)    “Effective Date” means February 10, 2016.

h)
“Eligible Employee” means, with respect to a particular Performance Period, each employee of the Company or a Subsidiary who was (i) employed by the Company or a Subsidiary on both October 1 and December 31 of such Performance Period and (ii) recommended by the Chief Executive Officer of the Company to receive an Award.

i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

j)	“Incentive Pool” means the aggregate amount to be awarded with respect to a particular Performance Period as determined pursuant to Article IV.

k)	“Performance Period” means any calendar year beginning on or after January 1, 2011.

l)	“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

m)	“Section 409A” means Section 409A of the Code and any applicable regulations or rulings thereunder.

n)	“Subsidiary” means any entity that is consolidated with the Company for financial accounting purposes in accordance with generally accepted accounting principles.
III.
Administration of Plan
This Amended and Restated 2011 Plan shall be administered by the Committee. The Committee is authorized to interpret this Amended and Restated 2011 Plan and may from time to time adopt such rules and regulations, consistent with the provisions of this Amended and Restated 2011 Plan, as it may deem advisable to carry out this Amended and Restated 2011 Plan. All determinations made by the Committee under this Amended and Restated 2011 Plan, and all interpretations of this Amended and Restated 2011 Plan by the Committee, shall be final and binding on all interested parties.

IV.
Determination of Incentive Pool
The amount of the Incentive Pool for a particular Performance Period shall be determined in good faith by the Committee on an annual basis, taking into consideration various factors, including, without limitation, earnings per share, total shareholder return, cash return on capitalization, increased revenue, revenue ratios, net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios, profit after tax, performance relative to a peer group and amounts recommended by the Chief Executive Officer or any consultant engaged by the Committee. As soon as administratively feasible immediately before or immediately after the end of a Performance Period, the Committee shall determine the amount of the Incentive Pool with respect to such Performance Period. If the financial information for such Performance Period is not final at the time that the Committee meets to determine the amount of the Incentive Pool, the Committee may use the then best available estimates of such financial information to determine the amount of the Incentive Pool. Such determination shall be in writing and shall be filed with the appropriate records of the Company.
V.
Grant of Awards
At any time and from time to time after the determination of the Incentive Pool with respect to a Performance Period and prior to the February 28 following the end of such Performance Period, the Committee shall grant Awards to those Eligible Employees that the Committee, in its discretion, determines should receive Awards. The amount of such Awards shall be determined by the Committee in its discretion and shall not exceed, in the aggregate, the Incentive Pool. The Committee shall consider the recommendations of the Chief Executive Officer of the Company in making such determinations.

VI.
Duration, Amendment and Termination

a)
The Board shall have the right to amend this Amended and Restated 2011 Plan from time to time, to terminate it entirely or to direct the discontinuance of Awards either temporarily or permanently. The Board may make any amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A. However, no amendment, discontinuance or termination of this Amended and Restated 2011 Plan shall operate to annul an outstanding Award unless otherwise provided by the terms of this Amended and Restated 2011 Plan. The term of this Amended and Restated 2011 Plan shall be from its Effective Date until terminated by the Board.

b)
In furtherance, and not in limitation, of paragraph (a) above, at any time determined by the Board, this Amended and Restated 2011 Plan may be restructured by the Board to, among any other alterations or changes determined by the Board in its sole discretion, (i) alter the eligibility requirements for awards under such plan or (ii) provide for a Performance Period that is shorter or longer.

c)
Notwithstanding any provision of this Amended and Restated 2011 Plan to the contrary, in the event of a Change in Control: (i) the Committee shall determine the amount of the Incentive Pool assuming that (A) the Performance Period ended on the date of the Change of Control, and (B) the determination of whether, and to what extent, the Company has satisfied the applicable performance factors shall be based on actual performance of the Company through the date of the Change of Control; and (ii) each Eligible Employee shall be deemed to have earned an amount equal to the full amount of the Award that such Eligible Employee would have been entitled to receive based on the Incentive Pool determined in accordance with clause (i) of this paragraph, multiplied by the fraction, the numerator of which is the number of days the Eligible Employee was employed by the Company or its Subsidiaries during the Performance Period and the denominator of which is the total number of days in the Performance Period (the “Pro-Rata Award”), which Pro-Rata Award shall be paid to the Eligible Employee in cash within 30 days of the Change in Control.

VII.
Miscellaneous

a)
Neither this Amended and Restated 2011 Plan nor any grant of Awards under this Amended and Restated 2011 Plan shall confer on any employee the right to continued employment by the Company or any Subsidiary, or affect in any way the right of the Company or such Subsidiary to terminate the employment of such employee at any time. Any question as to whether and when there has been a termination of an employee’s employment and the cause of such termination shall be determined by the Committee, and its determination shall be final.

b)
Except to the extent set forth herein as to the rights of the estates or beneficiaries of employees to receive payments, Awards under this Amended and Restated 2011 Plan are non-assignable and non-transferable and are not subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment or levy of any kind.

c)
Neither the establishment of this Amended and Restated 2011 Plan nor the granting of Awards shall be deemed to create a trust. This Amended and Restated 2011 Plan and all unpaid awards shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this Amended and Restated 2011 Plan, and no Person shall have any security or other interest in any assets of the Company or otherwise.

d)
The existence of this Amended and Restated 2011 Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to authorize or consummate any merger or consolidation of the Company, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

e)
Neither the officers nor the directors of the Company nor the members of the Committee shall under any circumstances have any liability with respect to this Amended and Restated 2011 Plan or its administration except for gross and intentional malfeasance. The officers and directors of the Company and the members of the Committee may rely upon opinions of counsel as to all matters, including the creation, operation and interpretation of this Amended and Restated 2011 Plan.

f)
No portion of this Amended and Restated 2011 Plan shall be effective at any time when such portion violates an applicable state or federal law, regulation or governmental order or directive that is subject to sanctions, whether direct or indirect.

VIII.
Compliance with Section 409A
The Company intends that this Amended and Restated 2011 Plan by its terms and in operation meet the requirements of Section 409A so that compensation deferred under this Amended and Restated 2011 Plan (and applicable investment earnings) shall not be included in income under Section 409A. Any ambiguities in this Amended and Restated 2011 Plan shall be construed to effect this intent. If any provision of this Amended and Restated 2011 Plan is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Amended and Restated 2011 Plan, and this Amended and Restated 2011 Plan shall be construed and enforced to the maximum extent permitted by Section 409A as if such provision had been originally incorporated in this Amended and Restated 2011 Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Amended and Restated 2011 Plan, as the case may be.